Exhibit 3.156

CERTIFICATE OF LIMITED PARTNERSHIP

OF

RURAL/METRO OF NORTH TEXAS, L.P.

THIS CERTIFICATE OF LIMITED PARTNERSHIP dated April 6 , 1999, is being duly executed and filed by R/M of Texas G.P., Inc., a Delaware corporation, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del.C. §17-101, et seq.).

1.	Name. The name of the limited partnership formed hereby is Rural/Metro of North Texas, L.P.

2.	Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3.	Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

4.	General Partner. The name and the business address of the sole general partner of the Partnership is R/M of Texas G.P., Inc., 8401 East Indian School Road, Scottsdale, Arizona 85251.

R/M OF TEXAS G.P., INC.
a Delaware corporation

By:
Name:	Jack E. Brucker
Its:	President